Exhibit 99.1

NEWS RELEASE

American Announces Closing Schedule For Douglas Acreage Sale and Provides Fetter Project Operational Update

DENVER, October 22, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) announced today that it expects to close on the sale of non-core acreage within its Douglas Project the week of October 27, 2008. In August of this year, American entered into a definitive agreement with a major independent natural gas producer to sell 36,000 net acres in its 128,000 gross (70,000 net) acre Douglas project area for approximately $27 million. Of the 36,000 net acres, 33,000 net acres are located in the West Douglas and Douglas project areas and 3,000 acres are located on the far western edge of the Fetter project area. Included in the sale is American’s carried interest in the State Deep 7-16 well at West Douglas.

Within American’s Fetter project, The Hageman 11-22 well, a vertical well drilled to 12,945’, is currently producing from the Frontier formation after being fracture stimulated with a slick water frac design that had not been used at Fetter on previous wells. Frac sand has recently been cleaned out of the well bore and production tubing has been run. The well is currently producing at rates of approximately 600 mcf per day with 30 to 50 barrels of oil. American owns a 69.375% working interest and 55.3% net revenue interest in the well.

Based on the favorable slick water frac response seen in the Hageman 11-22 well, the Wallis 6-23 well, a vertical well that has been undergoing long term production testing from the Frontier formation, was recently re-fraced in the Frontier formation using a similar slick water frac design to that used on the Hageman 11-22 well. The well is currently producing up recently installed production tubing at rates of approximately 400 mcf with five to ten barrels of oil per day, while flowing back approximately 100 barrels per day of frac fluid that was used in the completion process. American owns a 23.125% working interest and 18.9% net revenue interest in the well.

Also at Fetter, the Hageman 11-22UK well, a vertical well drilled to test the oil potential of the shallower Teapot and Parkman formations, has yielded non-commercial results. American owns a 69.375% working interest in the well.

Pat O’Brien, CEO of American commented, “While we are very encouraged with the early production response we have seen from the slick water frac designs used on the Frontier formation in the Hageman and Wallis wells, we recognize there are still improvements that we will work towards with respect to drilling efficiencies, gathering system design and production optimization. Given that there are up to five formations that are prospective in this area and that the recent tests are exclusive to the Frontier formation, we continue to be optimistic about the long term potential within this field.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184